UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2019

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-37963	98-0630022
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
96 Pitts Bay Road
Pembroke, HM 08, Bermuda
(441) 279-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common shares, par value $0.001 per share	ATH	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a
6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share, Series A	ATHPrA	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a
5.625% Fixed Rate Perpetual Non-Cumulative Preference Share, Series B	ATHPrB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On December 3, 2019, Athene Holding Ltd. (the “Company”), Athene Life Re Ltd., a wholly-owned subsidiary of the Company (“Athene Life Re”), Athene USA Corporation, a wholly-owned subsidiary of the Company (“AUSA”), and Athene Annuity Re Ltd., a wholly-owned subsidiary of the Company (“Athene Annuity Re” and, together with the Company, Athene Life Re, AUSA and any other subsidiary of the Company that becomes a borrower thereunder, collectively the “Borrowers” and individually, a “Borrower”), entered into a credit agreement with a syndicate of banks, including Citibank, N.A., as administrative agent (“Administrative Agent”), and the other lenders named therein (the “Credit Facility”). The Credit Facility allows for borrowings of up to $1.25 billion, subject to an increase of up to $1.75 billion on the terms described in the Credit Facility, on a revolving basis. The Credit Facility is unsecured and has a commitment termination date of December 3, 2024, subject to up to two 1-year extensions in accordance with the terms of the Credit Facility. In connection with the Credit Facility, the Borrowers entered into a Guaranty, dated as of December 3, 2019 (the “Guaranty”), with the Administrative Agent, pursuant to which (i) the Company and AUSA each, on a joint and several basis, guaranteed all of the obligations of the other Borrowers under and in respect of the Credit Facility and the other loan documents related thereto and (ii) Athene Life Re and Athene Annuity Re guaranteed certain of the obligations of the other Borrowers under and in respect of the Credit Facility and the other loan documents related thereto.
Interest accrues on outstanding borrowings under the Credit Facility at a rate per annum equal to either: (i) the Eurodollar Rate (as defined in the Credit Facility) plus a margin determined on a sliding scale from 1.000% to 1.625% based on the Debt Rating (as defined in the Credit Facility) of the Company (currently 1.25%) or (ii) the Base Rate (as defined in the Credit Facility) plus a margin determined on a sliding scale from 0.000% to 0.625% based on the Debt Rating of the Company (currently 0.25%). Under the Credit Facility, the Borrowers pay a fee on undrawn commitments on a sliding scale from 0.100% to 0.300% based on the Debt Rating of the Company (currently 0.15%). These fees adjust automatically in the event of a change in the Company’s Debt Rating.
The Credit Facility contains a number of customary representations and warranties and affirmative and negative covenants, including covenants restricting, subject to certain exceptions, the following:

•	the ability of material subsidiaries of the Borrower to incur additional indebtedness and make guarantees;

•	the ability to create liens on the Borrowers’ assets and on the equity interests of material subsidiaries;

•	the ability of any Borrower or any material subsidiary to make fundamental changes;

•	the ability of any Borrower or any subsidiary to engage in certain transactions with affiliates; and

•	the ability to make changes in the nature of the Borrowers’ business.

The Credit Facility also includes financial covenants consisting of: (i) maintenance of a minimum Consolidated Net Worth (as defined in the Credit Facility) equal to $7,263,718,000 and (ii) a Consolidated Debt to Capitalization Ratio (as defined in the Credit Facility) not to exceed 35%. Further, the Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Credit Facility provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.
The foregoing description of the Credit Facility and the Guaranty are not complete and are qualified in their entirety by reference to the complete text of the Credit Facility and the Guaranty, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and are each incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement
Effective as of December 3, 2019, the Credit Facility replaced the Credit Agreement dated as of January 22, 2016 among the Company, Athene Life Re, AUSA, Athene Annuity Re and the banks party thereto and Citibank, N.A., as administrative agent (the “Terminated Credit Facility”), and the commitments under the Terminated Credit Facility have been terminated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Credit Agreement, dated December 3, 2019, among Athene Holding Ltd., Athene Life Re Ltd., Athene USA Corporation and Athene Annuity Re Ltd., as Borrowers, the lenders from time to time party thereto, and Citibank N.A., as Administrative Agent

10.2	Guaranty, dated December 3, 2019, among Athene Holding Ltd., Athene Life Re Ltd., Athene USA Corporation and Athene Annuity Re Ltd., as Guarantors, and Citibank N.A., as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date: December 3, 2019	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal